Exhibit 99.1

Wynn Resorts, Limited Reports Fourth Quarter and Year End 2010 Results

LAS VEGAS, February 10, 2011 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the fourth quarter and year ended December 31, 2010.

Net revenues for the year ended 2010 increased 37.4% to $4,184.7 million, compared to $3,045.6 million in 2009. The revenue increase was driven by a 59.1% increase in revenues at Wynn Macau and a 5.4% revenue increase from our Las Vegas operations. Adjusted property EBITDA (1) in 2010 increased 55.9% to $1,163.0 million, compared to $746.2 million for the year ended 2009. The EBITDA increase was driven by a 77.8% increase in EBITDA at Wynn Macau and a 10.7% EBITDA increase from our Las Vegas operations.

Net revenues for the fourth quarter of 2010 were $1,237.2 million, compared to $809.3 million in the fourth quarter of 2009. The revenue increase was driven by a 79.4% increase in revenues at Wynn Macau and an 8.0% revenue increase from our Las Vegas operations. Adjusted property EBITDA was $365.2 million for the fourth quarter of 2010, compared to $196.8 million in the fourth quarter of 2009.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income attributable to Wynn Resorts for the year ended 2010 was $160.1 million, or $1.29 per diluted share, compared to net income attributable to Wynn Resorts of $20.7 million, or $0.17 per diluted share in 2009. Adjusted net income attributable to Wynn Resorts in 2010 was $261.0 million, or $2.11 per diluted share (adjusted EPS)(2) compared to an adjusted net income attributable to Wynn Resorts of $31.7 million, or $0.26 per diluted share in 2009.

On a US GAAP basis, net income attributable to Wynn Resorts for the fourth quarter of 2010 was $114.2 million, or $0.91 per diluted share, compared to a net loss attributable to Wynn Resorts of $5.2 million, or ($0.04) per diluted share in the fourth quarter of 2009. Adjusted net income attributable to Wynn Resorts in the fourth quarter of 2010 was $113.7 million, or $0.91 per diluted share (adjusted EPS)(2) compared to an adjusted net income attributable to Wynn Resorts of $10.3 million, or $0.08 per diluted share in the fourth quarter of 2009.

Wynn Macau Fourth Quarter Results

In the fourth quarter of 2010 net revenues were $912.1 million compared to $508.4 million in the fourth quarter of 2009. EBITDA in the fourth quarter of 2010 was $296.8 million, up 108.9% from $142.1 million in the fourth quarter of 2009.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $27.7 billion for the 2010 quarter, a 63.7% increase from $16.9 billion in the fourth quarter of 2009. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 3.15%, above the expected range of 2.7% to 3.0% and the 2.7% experienced in the fourth quarter of 2009.

Table games drop in the mass market category was $663.3 million during the period, a 29.5% increase from $512.2 million in the fourth quarter of 2009.  Mass market table games win percentage (calculated before discounts) of 26.0% was above our expected range of 19% to 21% and above the 22.9% generated in the 2009 quarter.

Slot machine handle increased 37.3% to $1.2 billion as compared to the prior year quarter. Win per unit per day was 72.3% higher at $608, compared to $353 in the fourth quarter of 2009.

Encore at Wynn Macau, with its intimate atmosphere and higher-limit tables, has been very well received by Wynn customers and has greatly contributed to the growth in revenues at Wynn Macau.

Wynn Macau achieved an Average Daily Rate (ADR) of $303 for the fourth quarter of 2010, compared to $271 in the 2009 quarter.  The 2010 results include the addition of 414 rooms and villas with the opening of Encore on April 21, 2010. The property’s occupancy was 92.3%, compared to 90.6% during the prior year period and revenue per available room (REVPAR) was $280 in the 2010 quarter, 13.8% above 2009 levels of $246.

Gross non-gaming revenues at Wynn Macau increased 58.6% during the quarter to $92.6 million, driven primarily by hotel and retail revenues which were up 92.7% and 41.8%, respectively. Room revenues increased as a result of the addition of the Encore rooms and retail revenues benefited from strong same-store sales growth and the addition of three new boutiques at Encore.

Including Encore, we currently have 479 tables (243 VIP tables, 225 mass market tables and 11 poker tables) and 1,015 slot machines at Wynn Macau.

Wynn Las Vegas Fourth Quarter Results

For the fourth quarter ended December 31, 2010, net revenues for our Las Vegas operations were $325.1 million, which was 8.0% higher than in the fourth quarter of 2009. Property EBITDA of $68.3 million (with a 21.0% EBITDA margin on net revenue) was up 25.0% versus the $54.7 million generated in the comparable period in 2009, primarily due to higher gaming revenues.

Net casino revenues in the fourth quarter of 2010 were $139.2 million, up 16.0% from the fourth quarter of 2009. Table games drop was $564.8 million, compared to drop of $548.5 million in the 2009 quarter and table games win percentage of 22.5% was within the property’s expected range of 21% to 24% and above the 18.7% reported in the 2009 quarter. Slot machine handle of $698.1 million was 5.9% below the comparable period of 2009, however net slot win was up 2.1%.

Gross non-casino revenues for the quarter were $230.9 million, a 2.6% increase from the fourth quarter of 2009, driven primarily by higher revenues from our nightclub operations, specifically, the recently opened Surrender.

Room revenues were down 1.7% to $76.4 million during the quarter, versus $77.7 million in the fourth quarter of 2009. Even though Average Daily Rate (ADR) was up 7.1% to $235 and occupancy of 81.8% was slightly higher than the 81.0% for the fourth quarter of 2009, revenues declined as we had 9.0% fewer room nights available for sale during the quarter due to our remodel of the rooms at Wynn Las Vegas. This room remodel is expected to be completed in the second quarter of 2011.

Food and beverage revenues increased 6.4% to $98.0 million in the quarter as we opened the new Surrender nightclub in May 2010. Retail revenues were $22.0 million in the quarter, 5.1% below last year’s levels. Entertainment revenues increased 30.3% to $20.2 million from the fourth quarter of 2009 primarily due to the Garth Brooks performances (started in December 2009).

Other Factors Affecting Earnings

Interest expense was $59.7 million for the fourth quarter of 2010 compared to $50.5 million for the fourth quarter of 2009. Depreciation and amortization expense was $100.3 million during the quarter compared to $104.4 million for the three months ended December 31, 2009.

Balance Sheet and Capital Expenditures

Our total cash balances at December 31, 2010 were $1.3 billion. Total debt outstanding at the end of the quarter was $3.3 billion, including approximately $2.6 billion of Wynn Las Vegas debt and $651 million of Wynn Macau debt.

Capital expenditures during the fourth quarter of 2010, net of changes in construction payables and retention, totaled approximately $55 million primarily related to the Wynn Las Vegas room remodel.

Conference Call Information

The Company will hold a conference call to discuss its results on Thursday, February 10, 2011 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us.

The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income (loss) attributable to Wynn Resorts.

(2) Adjusted net income (loss) attributable to Wynn Resorts is net income before pre-opening costs, property charges and other non-cash non-operating income and expenses.  Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Operating revenues:
Casino	$998,920	$591,758	$3,245,104	$2,206,829
Rooms	105,306	92,748	400,291	377,520
Food and beverage	119,512	106,068	488,108	436,361
Entertainment, retail and other	98,524	84,328	354,332	288,432
Gross revenues	1,322,262	874,902	4,487,835	3,309,142
Less: promotional allowances	(85,074)	(65,573)	(303,137)	(263,531)
Net revenues	1,237,188	809,329	4,184,698	3,045,611
Operating costs and expenses:
Casino	632,551	399,938	2,100,050	1,460,130
Rooms	28,897	28,891	122,260	111,596
Food and beverage	65,993	62,985	272,747	252,687
Entertainment, retail and other	56,739	46,954	204,558	166,636
General and administrative	105,555	101,242	391,254	365,070
Provision for doubtful accounts	13,575	727	28,304	13,707
Pre-opening costs	425	1,448	9,496	1,817
Depreciation and amortization	100,299	104,441	405,558	410,547
Property charges and other	2,845	17,186	25,219	28,458
Total operating costs and expenses	1,006,879	763,812	3,559,446	2,810,648

Operating income	230,309	45,517	625,252	234,963

Other income (expense):
Interest income	686	495	2,498	1,740
Interest expense, net of capitalized interest	(59,663)	(50,524)	(222,863)	(211,385)
Increase (decrease) in swap fair value	4,749	(1,270)	(880)	(2,258)
Gain (loss) on extinguishment of debt/exchange offer	(623)	(3,779)	(67,990)	18,734
Equity in income from unconsolidated affiliates	183	197	801	121
Other	671	(17)	225	191
Other income (expense), net	(53,997)	(54,898)	(288,209)	(192,857)

Income (loss) before income taxes	176,312	(9,381)	337,043	42,106

(Provision) benefit for income taxes	(4,438)	22,613	(20,447)	(2,999)
Net income	171,874	13,232	316,596	39,107
Less: Net income attributable to noncontrolling interests	(57,632)	(18,453)	(156,469)	(18,453)

Net income (loss) attributable to Wynn Resorts, Limited	$114,242	$(5,221)	$160,127	$20,654

Basic and diluted income (loss) per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$0.93	$(0.04)	$1.30	$0.17
Diluted	$0.91	$(0.04)	$1.29	$0.17
Weighted average common shares outstanding:
Basic	123,436	122,301	122,787	119,840
Diluted	124,899	122,301	123,939	120,185
Dividends declared per common share	$8.00	$4.00	$8.50	$4.00

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(amounts in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Net income (loss) attributable to Wynn Resorts, Limited	$114,242	$(5,221)	$160,127	$20,654
Pre-opening costs	425	1,448	9,496	1,817
(Gain) loss on extinguishment of debt/exchange offer	623	3,779	67,990	(18,734)
(Increase) decrease in swap fair value	(4,749)	1,270	880	2,258
Property charges and other	2,845	17,186	25,219	28,458
Adjustment for taxes on above	-	(7,486)	-	(2,113)
Adjustment for noncontrolling interest	276	(636)	(2,689)	(636)
Adjusted net income attributable to Wynn Resorts, Limited(2)	$113,662	$10,340	$261,023	$31,704

Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$0.91	$0.08	$2.11	$0.26

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(amounts in thousands)
(unaudited)

	Three Months Ended December 31, 2010
	Wynn Las Vegas	Wynn Macau, Ltd.	Corporate and Other	Total
Operating income (loss)	$(13,412)	$214,515	$29,206	$230,309

Pre-opening costs	425	-	-	425
Depreciation and amortization	64,466	35,237	596	100,299
Property charges and other	729	2,116	-	2,845
Management and royalty fees	4,878	36,142	(41,020)	-
Corporate expense and other	8,686	7,347	8,646	24,679
Stock-based compensation	2,478	1,484	2,485	6,447
Equity in income from unconsolidated affiliates	96	-	87	183

Adjusted Property EBITDA (1)	$68,346	$296,841	$-	$365,187

	Three Months Ended December 31, 2009
	Wynn Las Vegas	Wynn Macau, Ltd.	Corporate and Other	Total
Operating income (loss)	$(56,664)	$89,403	$12,778	$45,517

Pre-opening costs	346	1,102	-	1,448
Depreciation and amortization	80,079	23,611	751	104,441
Property charges and other	17,015	169	2	17,186
Management and royalty fees	4,563	20,279	(24,842)	-
Corporate expense and other	8,076	6,265	7,993	22,334
Stock-based compensation	1,298	1,268	3,073	5,639
Equity in income/(loss) from unconsolidated affiliates	(48)	-	245	197

Adjusted Property EBITDA (1)	$54,665	$142,097	$-	$196,762

	Three Months Ended December 31,
	2010	2009
Adjusted Property EBITDA (1)	$365,187	$196,762

Pre-opening costs	(425)	(1,448)
Depreciation and amortization	(100,299)	(104,441)
Property charges and other	(2,845)	(17,186)
Corporate expenses and other	(24,679)	(22,334)
Stock-based compensation	(6,447)	(5,639)
Interest income	686	495
Interest expense, net of capitalized interest	(59,663)	(50,524)
Increase (decrease) in swap fair value	4,749	(1,270)
Loss on extinguishment of debt	(623)	(3,779)
Other	671	(17)
(Provision) benefit for income taxes	(4,438)	22,613
Net income	171,874	13,232
Less: Net income attributable to noncontrolling interests	(57,632)	(18,453)
Net income (loss) attributable to Wynn Resorts, Limited	$114,242	$(5,221)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(amounts in thousands)
(unaudited)

	Year Ended December 31, 2010
	Wynn Las Vegas	Wynn Macau, Ltd.	Corporate and Other	Total
Operating income (loss)	$(81,314)	$604,443	$102,123	$625,252

Pre-opening costs	2,479	7,017	-	9,496
Depreciation and amortization	274,305	128,519	2,734	405,558
Property charges and other	19,017	6,038	164	25,219
Management and royalty fees	19,459	114,904	(134,363)	-
Corporate expense and other	24,766	26,668	18,057	69,491
Stock-based compensation	11,278	5,097	10,793	27,168
Equity in income from unconsolidated affiliates	309	-	492	801

Adjusted Property EBITDA(1)	$270,299	$892,686	$-	$1,162,985

	Year Ended December 31, 2009
	Wynn Las Vegas	Wynn Macau, Ltd.	Corporate and Other	Total
Operating income (loss)	$(144,279)	$315,017	$64,225	$234,963

Pre-opening costs	346	1,471	-	1,817
Depreciation and amortization	313,759	93,794	2,994	410,547
Property charges and other	24,468	2,478	1,512	28,458
Management and royalty fees	18,434	71,538	(89,972)	-
Corporate expense and other	23,394	12,760	9,756	45,910
Stock-based compensation	8,370	5,029	10,937	24,336
Equity in income/(loss) from unconsolidated affiliates	(427)	-	548	121

Adjusted Property EBITDA(1)	$244,065	$502,087	$-	$746,152

	Year Ended December 31,
	2010	2009
Adjusted Property EBITDA (1)	$1,162,985	$746,152

Pre-opening costs	(9,496)	(1,817)
Depreciation and amortization	(405,558)	(410,547)
Property charges and other	(25,219)	(28,458)
Corporate expense and other	(69,491)	(45,910)
Stock-based compensation	(27,168)	(24,336)
Interest income	2,498	1,740
Interest expense, net of capitalized interest	(222,863)	(211,385)
Decrease in swap fair value	(880)	(2,258)
Gain (loss) on extinguishment of debt	(67,990)	18,734
Other	225	191
Provision for income taxes	(20,447)	(2,999)
Net income	316,596	39,107
Less: Net income attributable to noncontrolling interests	(156,469)	(18,453)
Net income attributable to Wynn Resorts, Limited	$160,127	$20,654

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Twelve Months Ended
	December31, 2010	December31, 2009	December31, 2010	December31, 2009
Room Statistics for Las Vegas operations:
Occupancy %	81.8%	81.0%	88.0%	85.2%
Average Daily Rate (ADR)1	$235	$219	$210	$217
Revenue per available room (REVPAR)2	$192	$178	$185	$185

Other information for Las Vegas operations:
Table games win per unit per day3	$6,585	$5,188	$5,846	$5,099
Table Win %	22.5%	18.7%	22.2%	20.2%
Slot machine win per unit per day4	$179	$165	$164	$169
Average number of table games	210	215	224	226
Average number of slot machines	2,585	2,742	2,649	2,767

Room Statistics for Macau:
Occupancy %	92.3%	90.6%	87.8%	87.5%
Average Daily Rate (ADR)1	$303	$271	$291	$266
Revenue per available room (REVPAR)2	$280	$246	$256	$233

Other information for Macau:
Table games win per unit per day3	$24,769	$16,379	$20,563	$14,846
Slot machine win per unit per day4	$608	$353	$513	$386
Average number of table games	459	383	439	371
Average number of slot machines	1,127	1,190	1,167	1,195

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day calculated as gross slot win minus progressive accruals and free play.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com